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Exhibit 11.1


Computation of Net Income Per Common and Common equivalent Share (unaudited) (Dollar amounts in 000's, except shares and per share amounts)


                             Three Months Ended      Nine Months Ended
                                September 30,          September 30,
                              1997        1996        1997       1996
                           ---------  ----------   ----------  ----------
Net Income                     $463      ($839)        $15      ($5,540)

Preferred Stock Dividend
   Requirement (Series C)       --          --           --         (34)

Earnings Attributable to
   Preferred Holders (Series E) --         --          (70)        --
                              ------    --------      ------    --------
Net Income for Computing
   Income per Common Share     $463      ($839)       ($55)     ($5,574)
                              ======    ========      ======    ========
Average Common and Common
   Equivalent Shares
   Outstanding       (1)    9,305,291  8,854,533    8,931,633   8,775,089

Net Income per Common and
   Common Equivalent Share     $0.05     ($0.09)      $0.00      ($0.63)
                              ======    ========      ======    ========


(1) Common stock equivalents have been excluded since the effect on net income per share of their inclusions would either be antidilutive or represent dilution of less than 3%.
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